Exhibit 99.1

MEDIA CONTACT:	IR CONTACT:	FOR IMMEDIATE RELEASE

Karen Fenwick	Jeffrey Schnell	October 30, 2018
Direct: +44 (0) 1740 608076	Direct: +1 (832) 663-4656

Venator Announces Third Quarter 2018 Results

Third Quarter 2018 Highlights

•                  Net loss attributable to Venator of $368 million, including a restructuring charge of $428 million, and adjusted net income of $34 million

•                  Adjusted EBITDA of $77 million

•                  Diluted loss per share of $3.46 and adjusted diluted earnings per share of $0.32

•                  Net cash provided by operating activities from continuing operations was $1 million, free cash flow was $(103) million or $(6) million excluding the impact of Pori

Strategic Developments

•                  On September 12, 2018, Venator announced the intention to close its Pori, Finland TiO2 manufacturing facility and transfer core specialty and differentiated production to other sites within the network, recognizing a $415 million restructuring expense in the quarter

•                  The period during which we and Tronox agreed to negotiate on an exclusive basis ended on September 29, 2018, and we have not reached agreement regarding a potential divestiture of the Ashtabula complex

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
(In millions, except per share amounts)	2018	2017	2018	2018	2017
Revenues	$533	$582	$626	$1,781	$1,681

Net (loss) income attributable to Venator	$(368)	$51	$196	$(94)	$66
Adjusted net income(1)	$34	$75	$91	$216	$121
Adjusted EBITDA(1)	$77	$134	$157	$391	$277

Diluted (loss) earnings per share(1)	$(3.46)	$0.48	$1.84	$(0.88)	$0.62
Adjusted diluted earnings per share(1)	$0.32	$0.70	$0.85	$2.02	$1.14

Net cash provided by operating activities from continuing operations	$1	$210	$254	$306	$180
Operating free cash flow(3)	$(6)	$217	$45	$62	$157
Free cash flow(3)	$(103)	$149	$159	$41	$132

See end of press release for footnote explanations

WYNYARD, UK - Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported third quarter 2018 results, with revenues of $533 million, net loss attributable to Venator of $368 million, including a restructuring charge of $428 million, adjusted net income of $34 million and adjusted EBITDA of $77 million.

Simon Turner, President and CEO of Venator, commented:

“Our third quarter results reflect softer than expected titanium dioxide demand, primarily as a result of customer destocking outside of the peak demand season and higher raw material and energy costs, partially offset by higher prices compared with the prior year.

“We expect titanium dioxide demand and high grade ore cost pressures to persist in the fourth quarter and in 2019, as disparities in regional pricing converge and demand trends stabilize. Looking ahead, titanium dioxide industry fundamentals remain sound and should support ongoing industry profitability, highlighted by positive operating free cash flow generation.”

Segment Analysis for 3Q18 Compared to 3Q17

Titanium Dioxide

The Titanium Dioxide segment generated revenues of $389 million in the three months ended September 30, 2018, a decrease of $42 million, or 10%, compared to the same period in 2017. The decrease was primarily due to an 18% decline in sales volumes partially offset by a 7% increase in average selling prices and a 1% benefit from mix and other. The impact from foreign exchange rates was neutral in the quarter.

Sales volumes decreased due to lower demand for functional grade product as a result of customer destocking and lower product availability due to extended planned maintenance turnarounds. The increase in selling prices compared to the prior year period reflects more favorable business conditions for TiO2, allowing for an increase in prices globally.

Adjusted EBITDA for our Titanium Dioxide segment decreased $52 million compared to the same period in 2017. In the prior year period, we recognized $20 million of adjusted EBITDA attributable to lost earnings at our Pori, Finland facility which were reimbursed through insurance proceeds. The remaining decrease in adjusted EBITDA was primarily attributable to lower revenue and lower margins as a result of higher raw material and energy costs, partially offset by $3 million of savings from our Business Improvement Program.

In the third quarter, the titanium dioxide segment incurred a $420 million restructuring expense. Concurrent with the intention to close our Pori, Finland TiO2 manufacturing facility, and transfer the specialty and differentiated product grades to other sites, we recorded a restructuring expense of $415 million, of which $385 million is non-cash relating to Pori accelerated depreciation and other.

Performance Additives

The Performance Additives segment generated $144 million of revenue in the three months ended September 30, 2018, which is $7 million, or 5%, lower than the same period in 2017. This decrease was the result of a 6% decrease in volumes relating to weaker than expected construction activity in North America and Europe, and a 1% decrease due to sales mix and other, partially offset by a 2% increase in average selling prices. Selling prices increased in certain functional additives and timber treatment product lines to offset increases in raw material and energy costs.

Adjusted EBITDA in our Performance Additives segment decreased by $3 million for the three months ended September 30, 2018 compared to the same period in 2017, primarily a result of increased raw material and energy costs impacting revenue and segment margins, partially offset by $3 million of savings from our Business Improvement Program.

Corporate and Other

Corporate and other represents expenses which are not allocated to our segments. Losses from Corporate and other were $10 million, or $2 million more in the three months ended September 30, 2018 than the same period in 2017, as a result of an increase in selling, general and administrative costs to operate as a standalone company.

Tax Items

We recorded income tax benefit of $55 million and income tax expense of $10 million for the three and nine months ended September 30, 2018, respectively, compared to an income tax expense of $14 million and $26 million for the three and nine months ended September 30, 2017, respectively. Our adjusted effective tax rate was 16% for the nine months ended September 30, 2018 compared to 20% for the same period in 2017.

Our income taxes are significantly affected by the mix of income and losses in tax jurisdictions in which we operate. We continue to expect our adjusted long-term effective tax rate will be approximately 15% to 20%, with no material impact from the U.S. Tax Cuts and Jobs Act of 2017 given the low percentage of our global pre-tax income earned in the United States. We expect our near-term cash tax rate will be between 10% to 15%.

Liquidity and Capital Resources

As of September 30, 2018, we had cash and cash equivalents of $251 million compared with $354 million as of June 30, 2018 and $238 million as of December 31, 2017. In addition, we have in place an undrawn asset based revolving credit facility available for our working capital needs and general corporate purposes with an available borrowing base of $260 million.

As of September 30, 2018, net debt was $497 million compared to $394 million as of June 30, 2018 and $519 million as of December 31, 2017. In the third quarter of 2018, capital expenditures, excluding Pori, were $30 million or $72 million year to date. We continue to expect total capital expenditures, excluding Pori, to be approximately $120 million in 2018.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2018 results on Tuesday, October 30, 2018 at 9:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	1-833-366-1118
International participants	1-412-902-6770
(No passcode required)

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN and separate call-in number to gain immediate access to the call and bypass the live operator. To pre-register, please go to:

http://dpregister.com/10124823

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations.

Replay Information

The conference call will be available for replay beginning October 30, 2018 and ending November 6, 2018.

Call-in numbers for the replay:
U.S. participants	1-877-344-7529
International participants	1-412-317-0088
Passcode	10124823

Table 1 — Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions, except per share amounts)	2018	2017	2018	2017
Revenues	$533	$582	$1,781	$1,681
Cost of goods sold	463	448	1,110	1,356
Operating expenses	57	44	154	158
Restructuring, impairment, and plant closing and transition costs	428	16	573	49
Operating (loss) income	(415)	74	(56)	118
Interest expense, net	(10)	(8)	(30)	(29)
Other income	4	1	8	3
(Loss) income before income taxes	(421)	67	(78)	92
Income tax benefit (expense)	55	(14)	(10)	(26)
(Loss) income from continuing operations	(366)	53	(88)	66
Income from discontinued operations, net of tax	—	—	—	8
Net (loss) income	(366)	53	(88)	74
Net income attributable to noncontrolling interests, net of tax	(2)	(2)	(6)	(8)
Net (loss) income attributable to Venator	$(368)	$51	$(94)	$66

Adjusted EBITDA(1)	$77	$134	$391	$277
Adjusted net income(1)	$34	$75	$216	$121

Basic (loss) earnings per share	$(3.46)	$0.48	$(0.88)	$0.63
Diluted (loss) earnings per share(1)	$(3.46)	$0.48	$(0.88)	$0.62
Adjusted earnings per share(1)	$0.32	$0.71	$2.03	$1.14
Adjusted diluted earnings per share(1)	$0.32	$0.70	$2.02	$1.14

Ordinary share information(1):
Basic shares outstanding	106.4	106.3	106.4	106.3
Diluted shares	106.7	106.6	106.8	106.6

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		Better /	September 30,		Better /
(In millions)	2018	2017	(Worse)	2018	2017	(Worse)
Segment Revenues:
Titanium Dioxide	$389	$431	(10)%	$1,300	$1,217	7%
Performance Additives	144	151	(5)%	481	464	4%
Total	$533	$582	(8)%	$1,781	$1,681	6%

Segment Adjusted EBITDA(1):
Titanium Dioxide	$75	$127	(41)%	$365	$268	36%
Performance Additives	12	15	(20)%	59	57	4%
Corporate and other	(10)	(8)	(25)%	(33)	(48)	31%
Total	$77	$134	(43)%	$391	$277	41%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	September 30, 2018 vs. 2017
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	7%	—%	1%	(18)%	(10)%
Titanium Dioxide - adjusted(c)	8%	—%	1%	(17)%	(8)%

Performance Additives	2%	—%	(1)%	(6)%	(5)%
Performance Additives - adjusted(c)	2%	—%	—%	(4)%	(2)%

Total Company	6%	—%	1%	(15)%	(8)%
Total Company - adjusted(c)	7%	—%	1%	(14)%	(6)%

	Nine months ended
	September 30, 2018 vs. 2017
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	16%	5%	1%	(15)%	7%
Titanium Dioxide - adjusted(c)	16%	4%	1%	(9)%	12%

Performance Additives	4%	3%	(2)%	(1)%	4%
Performance Additives - adjusted(c)	4%	3%	(2)%	—%	5%

Total Company	13%	4%	—%	(11)%	6%
Total Company - adjusted(c)	13%	4%	—%	(7)%	10%

(a)         Excludes revenues from tolling arrangements, by-products and raw materials

(b)         Excludes sales volumes of by-products and raw materials

(c)          Reflects lost volumes as a result of the impact of the fire at our Pori plant and closure of our Calais, Umbogintwini, St. Louis and Easton sites

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Income Tax (Expense) Benefit(2)		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
(In millions, except per share amounts)	2018	2017	2018	2017	2018	2017	2018	2017
Net (loss) income	$(366)	$53			$(366)	$53	$(3.43)	$0.50
Net income attributable to noncontrolling interests	(2)	(2)			(2)	(2)	(0.02)	(0.02)
Net (loss) income attributable to Venator	(368)	51			(368)	51	(3.45)	0.48
Interest expense, net	10	8
Income tax (benefit) expense from continuing operations	(55)	14	55	(14)
Depreciation and amortization	33	35
Business acquisition and integration expenses	5	4	(1)	(1)	4	3	0.04	0.03
Amortization of pension and postretirement actuarial losses	3	5	(1)	—	2	5	0.02	0.04
Net plant incident costs	21	1	(3)	—	18	1	0.17	0.01
Restructuring, impairment, plant closing and transition costs	428	16	(50)	(1)	378	15	3.54	0.14
Adjusted(1)	$77	$134	$—	$(16)	$34	$75	$0.32	$0.70

Adjusted income tax expense(2)					$—	$16
Net income attributable to noncontrolling interests, net of tax					2	2
Adjusted pre-tax income(1)					$36	$93
Adjusted effective tax rate					—%	17%

	EBITDA	Income Tax (Expense) Benefit(2)	Net Income (Loss)	Diluted Earnings (Loss) Per Share(1)
	Three months ended	Three months ended	Three months ended	Three months ended
	June 30,	June 30,	June 30,	June 30,
(In millions, except per share amounts)	2018	2018	2018	2018
Net income	$198		$198	1.86
Net income attributable to noncontrolling interests	(2)		(2)	(0.02)
Net income attributable to Venator	196		196	1.84
Interest expense, net	10
Income tax expense from continuing operations	45	(45)
Depreciation and amortization	35
Business acquisition and integration expenses	2	(1)	1	0.01
Loss on disposition of business/assets	2	—	2	0.02
Amortization of pension and postretirement actuarial losses	4	(1)	3	0.02
Net plant incident credits	(273)	53	(220)	(2.06)
Restructuring, impairment, plant closing and transition costs	136	(27)	109	1.02
Adjusted(1)	$157	$(21)	$91	0.85

Adjusted income tax expense(2)			$21
Net income attributable to noncontrolling interests, net of tax			2
Adjusted pre-tax income(1)			$114
Adjusted effective tax rate			18%

	EBITDA		Income Tax (Expense) Benefit(2)		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
(In millions, except per share amounts)	2018	2017	2018	2017	2018	2017	2018	2017
Net (loss) income	$(88)	$74			$(88)	$74	$(0.82)	$0.69
Net income attributable to noncontrolling interests	(6)	(8)			(6)	(8)	(0.06)	(0.08)
Net (loss) income attributable to Venator	(94)	66			(94)	66	(0.88)	0.62
Interest expense, net	30	29
Income tax expense from continuing operations	10	26	(10)	(26)
Depreciation and amortization	102	95
Business acquisition and integration expenses	9	2	(2)	(1)	7	1	0.07	0.01
Separation expense, net	1	—	—	—	1	—	0.01	—
Net income of discontinued operations	—	(8)	—	—	—	(8)	—	(0.07)
Loss on disposition of business/assets	2	—	—	—	2	—	0.02	—
Certain legal settlements and related expenses	—	1	—	—	—	1	—	0.01
Amortization of pension and postretirement actuarial losses	10	13	(2)	—	8	13	0.07	0.12
Net plant incident (credits) costs	(252)	4	49	(1)	(203)	3	(1.90)	0.03
Restructuring, impairment, plant closing and transition costs	573	49	(78)	(4)	495	45	4.63	0.42
Adjusted(1)	$391	$277	$(43)	$(32)	$216	$121	$2.02	$1.14

Adjusted income tax expense(2)					$43	$32
Net income attributable to noncontrolling interests, net of tax					6	8
Adjusted pre-tax income(1)					$265	$161
Adjusted effective tax rate					16%	20%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	September 30,	June 30,	December 31,
(In millions)	2018	2018	2017
Cash	$251	$354	$238
Accounts and notes receivable, net	398	439	392
Inventories	513	491	454
Prepaid and other current assets	100	87	85
Property, plant and equipment, net	1,022	1,316	1,367
Other assets	308	274	311
Total assets	$2,592	$2,961	$2,847

Accounts payable	$389	$392	$401
Other current liabilities	161	191	244
Current portion of debt	7	7	14
Long-term debt	741	741	743
Non-current payable to affiliates	34	34	34
Other liabilities	281	262	306
Total equity	979	1,334	1,105
Total liabilities and equity	$2,592	$2,961	$2,847

Table 6 — Outstanding Debt

	September 30,	June 30,	December 31,
(In millions)	2018	2018	2017
Debt:
Senior Notes	$370	$370	$370
Term Loan Facility	365	366	367
Other debt	13	12	20
Total debt - excluding affiliates	748	748	757
Total cash	251	354	238
Net debt - excluding affiliates	$497	$394	$519

Table 7 — Summarized Statement of Cash Flows

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions)	2018	2017	2018	2017
Total cash at beginning of period(a)	$354	$34	$238	$30
Net cash provided by operating activities(a)	1	210	306	181
Net cash (used in) provided by investing activities(a)	(104)	(31)	(266)	72
Net cash used in financing activities(a)	(3)	(28)	(17)	(99)
Effect of exchange rate changes on cash	3	1	(10)	2
Total cash at end of period(a)	$251	$186	$251	$186
Supplemental cash flow information:
Cash paid for interest	$(16)	$—	$(41)	$(2)
Cash paid for income taxes	(8)	(7)	(28)	(11)
Capital expenditures	(105)	(57)	(272)	(97)
Depreciation and amortization	33	36	102	95

Changes in primary working capital:
Accounts and notes receivable	42	102	(14)	(54)
Inventories	(21)	10	(67)	22
Accounts payable	(1)	15	(18)	8
Total cash provided by (used in) primary working capital	$20	$127	$(99)	$(24)

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions)	2018	2017	2018	2017
Free cash flow(3):
Net cash provided by operating activities from continuing operations	$1	$210	$306	$180
Capital expenditures	(105)	(57)	(272)	(97)
Cash received from (investment in) unconsolidated affiliates, net	1	(4)	6	4
Other investing activities excluding transactions with former parent and cash flows related to sales of businesses/assets	—	—	—	45
Non-recurring separation costs(b)	—	—	1	—
Total free cash flow	$(103)	$149	$41	$132

Adjusted EBITDA	$77	$134	$391	$277
Capital expenditures excluding cash paid for Pori rebuild	(30)	(21)	(72)	(58)
Cash paid for interest	(16)	—	(41)	(2)
Cash paid for income taxes	(8)	(7)	(28)	(11)
Primary working capital change	20	127	(99)	(24)
Restructuring	(11)	(8)	(29)	(23)
Maintenance & other	(38)	(8)	(60)	(2)
Operating free cash flow	(6)	217	62	157
Net cash flows associated with Pori	(97)	(68)	(21)	(25)
Total free cash flow(3)	$(103)	$149	$41	$132
See end of press release for numbered footnote explanations

(a)         Includes discontinued operations

(b)         Represents payments associated with our separation from Huntsman

Footnotes

(1)         Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income before interest expense, net, income tax expense from continuing operations, depreciation and amortization, and net income attributable to noncontrolling interests, after eliminating the following: (a) business acquisition and integration expenses; (b) separation expense, net; (c) net income of discontinued operations net of tax; (d) loss on disposition of business/assets; (e) certain legal settlements and related expenses; (f) amortization of pension and postretirement actuarial losses; (g) net plant incident costs (credits); and (h) restructuring, impairment, plant closing and transition costs. We believe that net income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results. For example, while EBITDA from discontinued operations is a recurring item, it is not indicative of ongoing operating results and trends or future results.

Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Venator Materials PLC ordinary shareholders: (a) business acquisition and integration expenses; (b) separation expense, net; (c) net income of discontinued operations; (d) loss on disposition of business/assets; (e) certain legal settlements and related expenses; (f) amortization of pension and postretirement actuarial losses; (g) net plant incident costs (credits); (h) restructuring, impairment, plant closing and transition costs. Basic adjusted net earnings per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net earnings per share reflects all potential dilutive ordinary shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities. For the periods prior to our IPO, the average number of ordinary shares outstanding used to calculate basic and diluted adjusted net income per share was based on the ordinary shares that were outstanding at the time of our IPO. Adjusted net earnings (loss) and adjusted net earnings (loss) per share amounts are presented solely as supplemental information.

(2)         The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach. We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under U.S. GAAP.

(3)         Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flows provided by (used in) operating activities from continuing operations and used in investing activities. Free cash flow is typically derived directly from the Company’s consolidated and combined statement of cash flows; however, it may be adjusted for items that affect comparability between periods. Free cash flow is presented as supplemental information.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. We operate 25 facilities, employ approximately 4,500 associates worldwide and sell our products in more than 110 countries.

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Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward looking statements, including our ability to transfer technology and manufacturing capacity from our Pori, Finland manufacturing facility to other sites in our manufacturing network, the costs associated with such transfer and the closure of our Pori facility, impacts on TiO2 markets and the broader global economy from the imposition of tariffs by the U.S. and other countries, changes in raw material and energy prices, access to capital markets, industry production capacity and operating rates, the supply demand balance for our products and that of competing products, pricing pressures, technological developments, changes in government regulations, and geopolitical events.

Any forward looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward looking statements, you should keep in mind the risk factors and other cautionary statements in Venator’s Annual Report on Form 10 K for the year ended December 31, 2017 filed with the SEC, and in its Quarterly Reports on Form 10 Q and Current Reports on Form 8 K. The risk factors and other factors noted therein could cause its actual results to differ materially from those contained in any forward looking statement.